FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Reports Strong First Quarter Results; Increase of 94%

Lewiston, MAINE (October 18, 2010) -- Northeast Bancorp (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank (www.northeastbank.com), today announced first quarter net income for the period ended September 30, 2010 of $960,691, an increase of 94% over net income of $495,669 for the same period in the previous fiscal year.

Strong growth in noninterest income, specifically in gain on loan sales and investment fee income, coupled with steady growth in lower cost core deposits, contributed to the overall growth of net income available to common stockholders to $0.38 per diluted share for the first quarter of fiscal 2011, compared to $0.19 per diluted share during the first quarter of fiscal 2010.  “I am very pleased with the strong earnings for this first quarter. Our investment in the mortgage loan origination line of business is resulting in record origination and sales volumes,” said Jim Delamater, President and Chief Executive Officer of Northeast Bancorp. “We are also starting to see a return to pre-recession levels of commission income from our investment division and more success in attracting core deposits.” Residential mortgage refinances, which are subject to continuing low interest rates, accounted for the high volume of loan sales and the related gains on sale during the quarter ended September 30, 2010.

Excluding amortization of customer lists and intangible expenses, net income available to common stockholders per diluted share was $0.43 for the quarter ended September 30, 2010. See footnote at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures.”

Net interest margin decreased slightly to 2.96% during the first quarter of fiscal 2011, compared to 3.01% during the same quarter in the previous fiscal year.

Noninterest income for Northeast Bancorp included $948,263 from the sale of loans during the first quarter of fiscal 2011, versus $210,021 during the same three-month period in fiscal 2010.  Income from investment brokerage services rose 21%, while insurance agency income fell slightly by 9% during the three-month period compared to the first quarter of fiscal 2010. Excluding the commission revenue of the Rangeley and Mexico offices sold last year, the insurance commission revenue decreased 4% reflecting the competition for commercial property and casualty policies.

“We continue to see over 41% of revenues generated from noninterest sources. It speaks to the focus and success of our plan to fully diversify our company. We are finding that customers today are looking for that full service, one-stop provider for their financial services as they rethink their spending, saving and budgeting,” continued Delamater.

In addition to announcing increased earnings, Northeast Bancorp is pleased to announce that it declared a quarterly dividend of $0.09 per share, payable on November 19, 2010 to shareholders of record as of October 29, 2010.

Total assets as of September 30, 2010 were $628 million, an increase of approximately 4%, or $24 million, compared to total assets of $604 million as of September 30, 2009. The Company’s capital ratios were 8.20% (tier 1 leverage) and 14.08% (total risk-based capital) at September 30, 2010. The allowance for loan losses grew slightly to 1.55% of total loans at September 30, 2010 compared to 1.48% as of September 30, 2009.

“We remain pleased with our continued growth and overall performance. With our pending merger transaction, Northeast is positioned to create even greater value in the future for customers, shareholders, employees and the community. Our future is bright as we continue to stay focused on proven values and principles of community banking for the long-term sustainability of our company,” said Delamater.

Capital Investment — FHB Formation LLC (“FHB”)

On March 31, 2010, Northeast Bancorp announced that its Board of Directors unanimously agreed to sell $16.2 million of newly-issued common shares to several independent accredited investors (the “Investors”), through FHB Formation LLC (“FHB”), an entity created for the investment, pursuant to an Agreement and Plan of Merger between FHB and Northeast (the “Agreement”).  In addition to their purchase of newly-issued common shares, under the terms of the Agreement, the Investors will also purchase approximately 40% of Northeast’s outstanding common shares from existing shareholders for approximately $12.9 million. The purchase of the new shares from Northeast and the purchase of Northeast shares from existing shareholders will be at a price equal to $13.93 per share (the “Investment”).  Immediately following the closing of the Investment, the existing Northeast shareholders will collectively own approximately 40% of the outstanding shares of Northeast, and the Investors will collectively own approximately 60% of the outstanding shares of Northeast.

On July 27, 2010, Northeast Bancorp announced that the shareholders of Northeast approved the Agreement. Completion of the merger is subject to customary closing conditions, as well as the approval of various regulatory agencies.

In connection with the proposed transaction, Northeast has filed with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus dated June 14, 2010, which has been mailed to Northeast shareholders. Investors and shareholders of Northeast are urged to read the proxy statement/prospectus filed with the SEC because it contains important information about Northeast and the proposed transaction. The proxy statement/prospectus and any other documents filed by Northeast with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Northeast by contacting Northeast at www.northeastbank.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc., derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. Northeast Bank operates ten traditional bank branches, twelve insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.
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This communication contains certain “forward-looking statements”.  Although Northeast believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting Northeast, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2010.

IMPORTANT NOTE: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, and a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte. 1, Suite 206, Falmouth, ME 04105

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and other intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance.

	Three Months Ended
	September 30
	2010	2009
Earnings excluding intangible amortization
Net income	$961	496
Add back intangible expense, net of tax	114	121
Adjusted net income	$1,075	617

Adjusted net income available to common shareholders	$1,014	556

Adjusted basic earnings per share	$0.44	0.24
Adjusted diluted earnings per share	$0.43	0.24

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended
	September 30,		%
	2010	2009	Change
Selected financial information

Income statement data:

Interest income	$7,434	$7,892	-6%
Interest expense	3,108	3,664	-15%
Net interest income	4,326	4,228	2%
Provision for loan losses	459	423	9%
Net interest income after provision for loan losses	3,867	3,805	2%

Gain on sale of loans	948	210	351%
Gain (loss) on securities, net	12	28	0%
Investment brokerage income	548	453	21%
Insurance agency income	1,439	1,584	-9%
Other noninterest income	567	493	15%
Noninterest Income	3,514	2,768	27%
Noninterest expense	5,992	5,925	1%
Operating income before income tax	1,389	648	114%
Income tax expense	428	152	182%
Net income	$961	$496	94%
Net (loss) income available to common stockholders	$900	$435	107%
		-

Per share data:
Basic earnings per common share	$0.39	$0.19	105%
Diluted earnings per common share	$0.38	$0.19	100%
Weighted average shares outstanding:
Basic	2,329,098	2,321,332	0%
Diluted	2,349,115	2,328,432	1%

Book value per common share	$20.16	$19.36
Tangible book value per common share	$15.36	$13.93

Net interest margin	2.96%	3.01%
Net interest spread	2.78%	2.83%
Return on average assets (annualized)	0.61%	0.33%
Return on equity (annualized)	7.40%	4.10%
Tier I leverage ratio (Bank)	8.20%	7.88%
Tier I risk-based capital ratio (Bank)	12.82%	11.36%
Total risk-based capital ratio (Bank)	14.08%	12.61%
Efficiency ratio	76%	84%
Nonperforming loans	8,998	9,357
Total nonperforming assets	9,972	9,891
Nonperforming loans as a % of total loans	2.38%	2.40%
Nonperforming assets as a % of total assets	1.59%	1.64%

	September 30,		%
	2010	2009	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$157,022	$160,231	-2%
Loans held for sale	5,736	3,564	61%
Loans	378,326	390,244	-3%
Allowance for loan losses	5,862	5,785	1%
Goodwill & intangibles	11,196	12,616	-11%
Total assets	628,813	604,431	4%

Deposits:
NOW and money market	111,519	86,111	30%
Savings	39,105	25,128	56%
Certificates of deposits	190,995	224,660	-15%
Brokered time deposits	4,886	10,615	-54%
Noninterest-bearing deposits	36,510	34,393	6%
Total deposits	383,015	380,907	1%

Borrowings	190,475	171,226	11%
Stockholders' equity	51,259	49,172	4%

Shares outstanding	2,331,332	2,321,332	0%